SUB-LEASE AGREEMENT

This Sublease Agreement ("sublease") is made and effective June 1, 2006, by and between Margaret V. Hopkins ("Tenant") and Cartoon Acquisition, Inc., a Delaware corporation ("Renter").

Tenant has lawful possession, and is the primary tenant of office space and improvements commonly known and numbered as 233 Alexander Street, Second Floor, Rochester, New York 14607-2518 (the "Office”).

Tenant makes available for sublease a portion of the Office designated as the rear office, comprised of approximately 182 square feet of 233 Alexander Street, Second Floor (the "Leased Premises").

Tenant desires to sublease the Leased Premises to Renter, and Renter desires to sublease the Leased Premises from Tenant for the term, at the rental and upon the covenants, conditions and provisions herein set forth.

THEREFORE, in consideration of the mutual promises herein, contained and other good and valuable consideration, it is agreed:

1. Term.

A. Tenant hereby subleases the Leased Premises to Renter, and Renter hereby subleases the same from Tenant, for an "Initial Term" beginning June 1, 2006 and ending June 30, 2006, and shall continue on a month to month basis. Tenant shall use its best efforts to give Renter possession as nearly as possible at the beginning of the Lease term. If Tenant is unable to timely provide the Leased Premises, rent shall abate for the period of delay. Renter shall make no other claim against Tenant for any such delay.

B. Renter may not renew the month to month sublease for more than twelve terms or one year. Renter shall exercise such renewal option automatically, unless by giving written notice to Tenant not less than ten (30) days prior to the expiration of the Initial Term. The renewal term shall be at the rental set forth below and otherwise upon the same covenants, conditions and provisions as provided in this sublease.

2. Rental.

Renter shall pay to Tenant during the Initial Term rental of ($500.00) Five Hundred and 00/100 dollars per month,. Each payment shall be due in advance on the first day of each calendar month during the sublease term to Tenant at 233 Alexander Street, Second floor, Rochester, New York 14607-2518 or at such other place designated by written notice from Tenant. The rental payment amount for any partial calendar months included in the lease term shall be prorated on a daily basis.

3. Use

Renter shall use the subleased area for office use only. Renter shall have use of all common areas, break facilities, waiting and reception areas. Notwithstanding the forgoing, Tenant shall not use the Leased Premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device.

4. Sublease and Assignment.

Renter shall have the right without Tenant's consent, to assign this sublease to a corporation with which Renter may merge or consolidate, to any subsidiary of Renter, to any corporation under common control with Renter, or to a purchaser of substantially all of Renter's assets. Except as set forth above, Renter shall not sublease all or any part of the Leased Premises, or assign this sublease in whole or in part without Tenant's written consent, such consent not to be unreasonably withheld or delayed.

5. Repairs.

During the Lease term, Tenant shall make, at Tenant's expense, all necessary repairs to the Leased Premises. Repairs shall include such items as routine repairs of floors, walls, ceilings, and other parts of the Leased Premises damaged or worn through normal occupancy, except for major mechanical systems or the roof, subject to the obligations of the parties otherwise set forth in this Lease.

6. Alterations and Improvements.

Renter, at Renter's expense, shall have the right following Tenant's consent to remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premises from time to time as Renter may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials. Renter shall have the right to place and install a sign on the front door or window denoting its’ occupancy.

7. Insurance.

If the Leased Premises or any other party of the Building is damaged by fire or other casualty resulting from any act or negligence of Renter or any of Renter's agents, employees or invitees, rent shall not be diminished or abated while such damages are under repair, and Renter shall be responsible for the costs of repair not covered by insurance.

8. Utilities.

Tenant shall provide water, sewer, electricity, heat and air conditioning Renter acknowledges that the Leased Premises are designed to provide standard office use electrical facilities and standard office lighting. Renter shall not use any equipment or devices that utilize excessive electrical energy or which may, in Tenant's reasonable opinion, overload the wiring or interfere with electrical services to other tenants.

9. Signs.

Following Tenant's consent, Renter shall have the right to place on the Leased Premises, at locations selected by Tenant, any signs which are permitted by applicable zoning ordinances and private restrictions. Tenant may refuse consent to any proposed signage that is in Tenant's opinion too large, deceptive, unattractive or otherwise inconsistent with or inappropriate to the Leased Premises or use of any other tenant. Tenant shall assist and cooperate with Renter in obtaining any necessary permission from governmental authorities or adjoining owners and occupants for Renter to place or construct the foregoing signs. Renter shall repair all damage to the Leased Premises resulting from the removal of signs installed by Renter.

10. Entry.

Renter shall have the right to enter upon the Leased Premises at reasonable hours to inspect the same, provided Renter shall not thereby unreasonably interfere with Tenant's business on the Leased Premises.

11. Parking.

During the term of this Lease, Renter shall have the non-exclusive use in common with Tenant, other tenants of the Building, their guests and invitees, of the non-reserved common automobile parking areas, driveways, and footways, subject to rules and regulations for the use thereof as prescribed from time to time by Tenant. Tenant reserves the right to designate parking areas within the Building or in reasonable proximity thereto, for Renter and Renter's agents and employees. Renter shall provide Tenant with a list of all license numbers for the cars owned by Renter, its agents and employees.

12. Building Rules.

Renter will comply with the rules of the Building adopted and altered from time to time and will cause all of its agents, employees, invitees and visitors to do so; all changes to such rules will be sent to Renter in writing.

13. Damage and Destruction.

Subject to Section 8 A. above, if the Leased Premises or any part thereof or any appurtenance thereto is so damaged by fire, casualty or structural defects that the same cannot be used for Renter's purposes, then Tenant shall have the right within ninety (90) days following damage to elect by notice to Renter to terminate this Sublease as of the date of such damage. In the event of minor damage to any part of the Leased Premises, and if such damage does not render the Leased Premises unusable for Renter's purposes, Tenant shall promptly repair such damage at the cost of the Tenant. In making the repairs called for in this paragraph, Tenant shall not be liable for any delays resulting from strikes, governmental restrictions, inability to obtain necessary materials or labor or other matters which are beyond the reasonable control of Tenant. Tenant shall be relieved from paying rent and other charges during any portion of the Sublease term that the Leased Premises are inoperable or unfit for occupancy, or use, in whole or in part, for Renter's purposes. Rentals and other charges paid in advance for any such periods shall be credited on the next ensuing payments, if any, but if no further payments are to be made, any such advance payments shall be refunded to Renter. The provisions of this paragraph extend not only to the matters aforesaid, but also to any occurrence which is beyond Tenant's reasonable control and which renders the Leased Premises, or any appurtenance thereto, inoperable or unfit for occupancy or use, in whole or in part, for Renter's purposes.

14. Default.

If default shall at any time be made by Renter in the payment of rent when due to Tenant as herein provided, and if said default shall continue for fifteen (15) days after written notice thereof shall have been given to Renter by Tenant, or if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Renter, and such default shall continue for thirty (30) days after notice thereof in writing to Renter by Tenant without correction thereof then having been commenced and thereafter diligently prosecuted, Tenant may declare the term of this Lease ended and terminated by giving Renter written notice of such intention, and if possession of the Leased Premises is not surrendered, Tenant may reenter said premises. Tenant shall have, in addition to the remedy above provided, any other right or remedy available to Tenant on account of any Renters default, either in law or equity. Tenant shall use reasonable efforts to mitigate its damages.

15. Quiet Possession.

Tenant covenants and warrants that upon performance by Renter of its obligations hereunder, Tenant will keep and maintain Renter in quiet, peaceable and undisturbed and uninterrupted possession of the Leased Premises during the term of this Lease.

16. Condemnation.

If any legally, constituted authority condemns the Building or such part thereof which shall make the Leased Premises unsuitable for leasing, this Lease shall cease when the public authority takes possession, and Tenant and Renter shall account for rental as of that date. Such termination shall be without prejudice to the rights of either party to recover compensation from the condemning authority for any loss or damage caused by the condemnation. Neither party shall have any rights in or to any award made to the other by the condemning authority.

17. Subordination.

Renter accepts this Sublease subject and subordinate to any mortgage, deed of trust, other lien or lease presently existing or hereafter arising upon the Leased Premises, or upon the Building and to any renewals, refinancing and extensions thereof, but Renter agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Sublease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Tenant is hereby irrevocably vested with full power and authority to subordinate this Sublease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Leased Premises of the Building, and Renter agrees upon demand to execute such further instruments subordinating this Sublease or attorning to the holder of any such liens as Tenant may request. In the event that Renter should fail to execute any instrument of subordination herein required to be executed by Tenant promptly as requested, Renter hereby irrevocably constitutes Tenant as its attorney-in-fact to execute such instrument in Renter's name, place and stead, it being agreed that such power is one coupled with an interest. Renter agrees that it will from time to time upon request by Tenant execute and deliver to such persons as Tenant shall request a statement in recordable form certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Sublease have been paid, stating that Tenant is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Tenant shall reasonably require.

18. Notice.

Any notice required or permitted under this Lease shall be deemed sufficiently given or served if sent by United States certified mail, return receipt requested, addressed as follows:

If to Tenant to:
Margaret V. Hopkins
233 Alexander Street, Second Floor
Rochester, New York 14607-2518

If to Renter to:
Cartoon Acquisition, Inc.
Post Office Box202
Wyoming, New York 14591-0202

Tenant and Renter shall each have the right from time to time to change the place notice is to be given under this paragraph by written notice thereof to the other party.

19. Brokers.

Renter represents that Tenant was not shown the Premises by any real estate broker or agent and that Renter has not otherwise engaged in, any activity which could form the basis for a claim for real estate commission, brokerage fee, finder's fee or other similar charge, in connection with this Sublease.

20. Waiver.

No waiver of any default of Tenant or Renter hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Tenant or Renter shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

21. Headings.

The headings used in this Sublease are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Sublease.

22. Successors.

The provisions of this Sublease shall extend to and be binding upon Tenant and Renter and their respective legal representatives, successors and assigns.

23. Consent.

Tenant shall not unreasonably withhold or delay its consent with respect to any matter for which Tenant's consent is required or desirable under this Sublease.

24. Performance.

If there is a default with respect to any of Tenant's covenants, warranties or representations under this Sublease, and if the default continues more than fifteen (15) days after notice in writing from Renter to Tenant specifying the default, Renter may, at its option and without affecting any other remedy hereunder, cure such default and deduct the cost thereof from the next accruing installment or installments of rent payable hereunder until Renter shall have been fully reimbursed for such expenditures, together with interest thereon at a rate equal to the lessor of twelve percent (12%) per annum or the then highest lawful rate. If this Sublease terminates prior to Renter's receiving full reimbursement, Tenant shall pay the unreimbursed balance plus accrued interest to Renter on demand.

25. Compliance with Law.

The laws of New York State shall govern this agreement. Renter shall comply with all laws, orders, ordinances and other public requirements now or hereafter pertaining to Renter's use of the Leased Premises. Tenant shall comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Leased Premises.

26. Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

IN WITNESS WHEREOF, the parties have executed this sublease as of the day and year first above written.

/s/ Margaret V. Hopkins __________________________________ Margaret V Hopkins /s/ Randolph S. Hudson

_________________________________
Cartoon Acquisition, Inc.
By: Randolph S. Hudson
Its: President